Rule 424(b)(3)
                                             File No. 33-49967


PRICING SUPPLEMENT NO.   42    DATED   11/22/96
(To Prospectus Dated August 18, 1993, as supplemented by the Prospectus Supplement Dated August 18, 1993)

SOUTHWESTERN BELL TELEPHONE COMPANY
Medium-Term Notes, Series C
Due From 9 months or More From Date of Issue


Fixed Rate Note

Trade Date:      11/21/96       Interest Rate Per  6.50%
                                Annum:

Settlement       11/26/96       Stated Maturity    11/28/2005
Date:                           Date:

Issue Price (expressed as a percentage of the Principal Amount, before
Agent's discount, if any):       100%

Agent's commission or discount from Issue Price (expressed as a
percentage of the Principal Amount):    0.575%

Regular Interest Payment Dates:    May 15 and November 15

Form of Note: Book Entry           Depository: DTC

Principal amount offered to or through each Agent:

 $7,000,000  Goldman, Sachs & Co.,        X   agent       principal
             acting as:

$13,000,000  Morgan Stanley & Co.,        X   agent       principal
             acting as:

             Merrill Lynch & Co.,             agent       principal
             acting as:

If acting as principal, the Agents propose to resell the Notes at varying prices related to prevailing market prices at the time of resale, as determined by each Agent. Each Agent will be committed to take and pay for its respective principal amount of the Notes if any are taken by such Agent.


Redemption:

X        The Notes are not redeemable prior to the Maturity Date.


       The Notes are redeemable prior to the Maturity Date at the option of the Company on and after ____________ at par.